Exhibit 99.5

CONSENT OF CARRIE McCABE

Atlas Crest Investment Corp. IV (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

April 8, 2021

By:	/s/ Carrie McCabe
Name: Carrie McCabe